Exhibit 99-b

THE NEWHALL LAND AND FARMING COMPANY 23823 Valencia Blvd. • Valencia, CA 91355 • (661) 255-4000

FOR IMMEDIATE RELEASE	Investor Contact:	Erik Higgins
(661) 255-4064

	Media Contact:	Marlee Lauffer
(661) 255-4247

NEWHALL LAND REPORTS 2003 SECOND QUARTER RESULTS

TPC at Valencia Golf Course Celebrates Grand Opening

VALENCIA, California, July 16, 2003 – The Newhall Land and Farming Company (NYSE, PSE/NHL) today reported second quarter results for 2003.

FINANCIAL RESULTS

(In thousands, except per unit)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues	$20,448	$52,210	$87,992	$104,019
Net Income	1,347	9,375	13,124	20,498
Per Unit Income – Diluted	$0.06	$0.38	$0.56	$0.83
# Units (in 000s) – Diluted	23,665	24,560	23,583	24,589

For the three months ended June 30, 2003, net income was $1.3 million, or $0.06 per partnership unit, compared with $9.4 million, or $0.38 per partnership unit reported for the second quarter of 2002.  Revenues for 2003 second quarter totaled $20.4 million compared with $52.2 million for the same period in 2002.

The primary contributors to the 2003 second quarter results were the sale of 10 custom home sites in the Westridge golf course community, operations from the Company’s income-producing portfolio and the continued recognition of revenues and income under percentage of completion accounting from residential land sales closed in previous periods.  Combined, these activities added $13.9 million to revenues and $8.1 million to earnings in the second quarter of 2003.  No commercial or industrial land sales closed during the 2003 second quarter.  Primary contributors to second quarter 2002 results were the sales of the entire 326 entitled, unimproved residential lots in the community of Alta Vista, 95 entitled, improved lots in Westridge and 16.7 acres of commercial land across from the Valencia Town Center for an 185,000 square foot specialty retail center.

Combined, these sales added $33.0 million to revenues and $14.3 million to earnings in the second quarter of 2002.

UNIT REPURCHASE PLAN UPDATE

During the second quarter of 2003, the Company repurchased 148,440 partnership units at an average price of $29.49 per unit.   Due to the Company’s unit repurchases, the average number of outstanding units for the 2003 second quarter was approximately 3.3% lower compared to the 2002 second quarter.  From the time the current repurchase program was announced in May 2001 through June 30, 2003, a total of 2,259,415 partnership units, or 90% of the 2,520,000 units authorized for repurchase, had been repurchased at an average price of $28.95 per unit.  A total of 260,585 units remain to be repurchased under the May 2001 repurchase program.  It is the Company’s current intention that the authorized units will be purchased from time-to-time at prevailing prices and, depending on market conditions, either through open market, or unsolicited negotiated transactions.  Repurchases are funded from cash flow generated from normal business operations and from available debt capacity.  Factors that could affect the Company’s ability to complete its unit repurchase program include, but are not limited to, the ability to complete future land sales, the availability of cash flows from recurring operations and available debt capacity, government approvals, changing market and economic conditions, changing interest rates, challenges to governmental approvals, and finding suitable buyers for certain properties.

Investors are invited to view weekly updates on the unit repurchase program by visiting Newhall Land’s website at www.newhall.com, clicking on Newhall Land, and going to “Investor Relations” and “Unit Repurchases”.

OUTLOOK

As previously reported, Newhall Land’s 2003 business plan anticipates that the majority of its revenues will be generated from residential, commercial and industrial land sales and its portfolio of income-producing properties.  The entire community of Creekside, consisting of 759 entitled, improved residential lots, was sold to merchant builders during the first quarter of 2003.  These 759 lots complete the Company’s residential lot sale offerings to merchant builders in 2003.  The Company’s residential focus for the balance of 2003 is on selling 26 custom, residential lots in Westridge.  As of June 30, 2003, fourteen of these custom home sites had closed escrow.  Combined, the sales price of the 785 residential lots planned for sale in 2003 is expected to total approximately $64 million.  The business plan for 2003 also includes the sale of 55 acres of industrial and commercial land with a combined expected sales price of $44 million.  As of June 30, 2003, 18.3 acres of industrial and commercial land had closed escrow and 35 acres of commercial land were in escrow for closings later this year.  Subsequent to the end of the 2003 second quarter, two additional escrows have closed on a total of 10 acres, including one parcel planned for 188 apartment units, for a combined sales price of approximately $12 million.  The Company’s portfolio of income-producing properties is expected to contribute approximately $9 million to earnings in 2003 and to generate net operating income of approximately $20 million, after accounting for approximately $700,000 in projected start-up expenses for the Tournament Players Club at Valencia golf course, in 2003.   Net operating income represents earnings from the income portfolio before deductions for administrative expenses of $2 million and $9 million for depreciation, and is the industry-accepted performance measure for such assets.  Based upon the previous assumptions for the current year, the Company expects net income for 2003 to range from $1.15 - $1.25 per unit.  These results do not include possible expense reimbursement related to the Kerr-McGee tentative settlement agreement.

The ability to complete sales is dependent upon a variety of factors including, but not limited to, identification of suitable buyers for its land, reaching agreement with the buyers on definitive terms, the successful completion of the due diligence work by buyers, the availability of financing to suitable buyers, satisfactory resolution of regulatory and legal issues, and general market and other conditions, many of which are beyond the control of the Company.   Generally, revenues and income from land sales are recorded under the percentage of completion method of accounting.  Accordingly, certain revenues and income from land sales may be deferred to future periods when the Company has an obligation to complete development on property sold.

SUMMARY OF OPERATING RESULTS

Residential land sales

(Dollars in millions)

	Three Months Ended June 30,						Six Months Ended June 30,
	2003			2002			2003			2002
Sales	#	Rev.	Inc.	#	Rev.	Inc.	#	Rev.	Inc.	#	Rev.	Inc
- Lots	10	$3.5	$2.9	421	$26.6	$9.7	773	$42.5	$17.8	733	$41.4	$13.9
- Prior Sales*		0.9	2.8		1.3	0.4		6.1	4.7		3.3	1.1
Admin/Other**		1.1	0.3			(0.6)		2.2	(0.4)		0.1	(0.9)
Total	10	$5.5	$6.0	421	$27.9	$9.5	773	$50.8	$22.1	733	$44.8	$14.1

*                 Includes recognition of revenues and income under percentage of completion accounting from residential land sales closed in pervious periods.

**          Includes administration, marketing and other miscellaneous expenses.

During the first six months of 2003, fourteen custom home sites were sold in the Westridge golf course community.  These custom lot sales, combined with the 759 residential lots sold in the Creekside community during the first quarter, contributed $42.5 million to revenues and $17.8 million to income under the percentage of completion method of accounting.

Gary M. Cusumano, president and chief executive officer, said, “With historic low interest rates and a tight supply of new housing across Southern California, Valencia is experiencing strong demand and record home prices.  Home sales by merchant builders in our Westridge community continue at a healthy pace.  The greatly anticipated Tournament Players Club at Valencia golf course in Westridge celebrated its grand opening June 26, 2003, bringing to Valencia a premier golf experience and tremendous view opportunities for home sites within the community.  As the communities of Creekside, Alta Vista and Hidden Creek come online later this year, the number of active residential projects in Valencia will increase significantly and a full array of complementary housing products will be available to homebuyers.”

Valencia New Home Sales By All Builders*

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Number of Sales	273	270	519	696
Number of Homes in Escrow*	562	457	562	457
Number of Active Projects**/Builders	9/8	7/6	9/8	7/6

 *Homes sold on lots previously purchased from the Company

**Ten or more homes remaining to be sold

New home sales in Valencia continue to be strong with 9 active projects.  Merchant builders in Valencia sold 505 new homes during the first six months of 2003 compared to 696 new homes for the same period last year.  At June 30, 2003, merchant builders had 553 homes in escrow, compared to 457 homes in escrow at the end of the 2002 second quarter.  There were 392 residential home sites in the Westridge golf course community in escrow at June 30, 2003.  For the first 5 months of 2003 Valencia’s market share of new home sales in Los Angeles County and the Santa Clarita Valley was 10% and 27%, respectively.

Resale home prices in the Santa Clarita Valley and Valencia also continue to rise.  As of mid-June, the median price for a single-family residence in the Santa Clarita Valley was $380,000, a 21% increase over the last 12-months.

Industrial and commercial sales

(Dollars in millions)

	Three Months Ended June 30,						Six Months Ended June 30,
	2003			2002			2003			2002
	Ac.	Rev.	Inc.	Ac	Rev.	Inc.	Ac	Rev.	Inc.	Ac	Rev.	Inc
Industrial Land Sales	—	$—	$—	—	$—	$—	5.7	$2.8	$0.4	—	$—	$—
Commercial Land Sales	—	0.1	—	16.7	8.8	5.8	12.6	5.2	1.3	55.5	30.5	17.2
Prior Yr. Sales*		1.0	0.3		1.0	0.7		2.0	1.0		1.1	0.6
Admin/Other**			(1.1)			(1.5)			(2.9)			(3.1)
Total	—	$1.1	$(0.8)	16.7	$9.8	$5.0	18.3	$10.0	$(0.2)	55.5	$31.6	$14.7

*	Includes recognition of revenues and income under percentage of completion accounting from commercial land sales closed in previous periods
**	Includes administration, marketing and other adjustments.

During the second quarter of 2003, there were no commercial or industrial land sales.  During the same period in 2002, 16.7 acres of commercial land were sold, contributing $7.4 million to revenues and $5.0 million to income.  No industrial land was sold during the second quarter of 2002.  At June 30, 2003, 35 acres of commercial land were in escrow for closings scheduled later this year.

Community Development

Community development expenses, which include Valencia and Newhall Ranch, for the quarter ended June 30, 2003 were $3.8 million compared to $4.8 million for the same period in 2002.  The reduction in second quarter 2003 community development expenses compared to the second quarter of 2002 is the result of reduced administrative and marketing expenses.

As previously reported, the Company initiated litigation against a gas and oil-field operator to seek to enforce contractual provisions requiring the operator to perform adequate restoration of the leased properties.  On May 20, 2003 the Los Angeles County Superior Court granted a stay of the case to allow the parties time to document the details and execute a definitive settlement agreement.  At this time, the definitive settlement agreement is not complete.  However, discussions between the Company and the defendants are on going.

As previously reported, on May 27, 2003, the Los Angeles County Board of Supervisors approved the General-Plan and Sub-Plan Amendment, Zone Change, Conditional Use Permit and the Final Environmental Impact Report relating to the Newhall Ranch Specific Plan.  The next step in the process will be a hearing in the Kern County Superior Court expected to occur in October 2003.  At this hearing the judge will determine whether the final documents meet the requirements set out in the order that returned the project to the Los Angeles County Board of Supervisors.  Meanwhile, the Company continues to work on developing subdivision maps and applications for permits, which need to be approved before development can occur.  Initial development is currently expected to begin in 2006.

Commercial Operations – Income-producing properties

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
Net Operating Income	2003	2002	2003	2002
Retained Properties(1)	$5,035	$5,589	$10,165	$11,037
Properties Held for Sale(2)	—	(6)	—	(12)
Sold Properties	—	—	—	—

Net Operating Income(3)	5,035	5,583	10,165	11,025
Admin/Depreciation(4)	(2,660)	(2,444)	(5,431)	(4,846)
Total Contribution to Income	$2,375	$3,139	$4,734	$6,179

(1)    Includes NorthPark Village Square and River Oaks shopping centers, Valencia Town Center regional mall and entertainment center, retail along Town Center Drive, Hyatt Valencia and Valencia Hilton hotels, restaurants, leases, etc.

(2)    Consists of a 35,310 sq. ft. building located in Valencia Commerce Center that was sold in the 4th quarter of 2002.

(3)    Before administrative expenses and depreciation.  Maintenance costs are expensed as incurred.

(4)    Properties Held for Sale avoided depreciation expense of $17,000 in the 2002 second quarter.  There were no properties held for sale at June 30, 2003.

	At June 30,
Occupancy Rates(1):	2003	2002
Valencia Town Center Mall(2)	82%	82%
Entertainment Center(3)	94%	97%
Valencia Town Center Master Lease(4)	79%	80%
NorthPark/River Oaks Shopping Centers	100%	99%
Hotels	75%	75%

(1)    Includes signed lease space and leases to short-term tenants.

(2)    Includes 334,661 sq. ft. of leasable retail space in the mall and along Town Center Drive, and 8,431 sq. ft. of office space.  Vacant space includes approximately 40,000 sq. ft., which is not available for occupancy due to construction activities at the property.

(3)    Includes 128,745 sq. ft. of leasable space.

(4)    Includes 51,019 sq. ft. of retail space from a 12-1/2 year lease-back agreement that was part of the sale of four office buildings along Town Center Drive that closed escrow in early December 2000.

For the three-month period ending June 30, 2003, net operating income (before administrative expenses and depreciation) and contribution to income for the Company’s income portfolio were $5.0 million and $2.4 million, respectively, compared with $5.6 million and $3.1 million, respectively, during the same period in 2002.  The decline in net operating income in the second quarter of 2003 is primarily attributable to increased operating expenses at the Valencia Town Center and both hotel properties.  Contribution to income has been impacted by these increased operating expenses as well as by pre-opening and marketing expenses for the Tournament Players Club at Valencia championship golf course.

The Tournament Players Club (TPC) at Valencia officially opened June 26, 2003.  Developed in partnership between the PGA Tour and Newhall Land, this golf course and its 27,000 square foot clubhouse are the focal points of the Westridge community.  A daily fee facility with limited membership opportunities; the TPC at Valencia was designed to challenge players of all levels, from beginners to professionals, as it plays through the canyons and dramatic elevation changes.

Gary Cusumano, president and chief executive officer, said, “The TPC at Valencia will have a positive impact on the economic vitality of the region and golf enthusiasts will enjoy a course that reflects the high standards associated with the TPC network.  As the centerpiece of Westridge, TPC at Valencia enhances the community with its spectacular greens and gracious clubhouse.”

Commercial Operations - Valencia Water Company

Valencia Water Company revenues for the three months ended June 30, 2003, were $3.2 million compared to $3.5 million in the comparable 2002 period.  Net income for the 2003 second quarter was $436,000 compared to $734,000 for the 2002 second quarter.  Lower income for the 2003 second quarter resulted primarily from reduced water sales due to a generally wetter winter and spring than in 2002.  Additionally, higher administrative expenses related to litigation contributed to the decrease in income in 2003 compared to 2002.

In January 2002, Valencia Water Company was notified by the California Public Utilities Commission (CPUC) of CPUC’s desire to perform a review of the utility’s authorized rate of return based upon its approved rate structure.  The review was completed in February 2002 and resulted in a 4.85% reduction in Valencia Water Company’s authorized water billing rates.  In March 2002, Valencia Water Company filed a general rate case with the CPUC.  A final decision was received in May 2003 , which resulted in a slight increase to the water company’s authorized revenues over current revenues.

Valencia Land Inventory Status

In Net Acres*

(As of 6/30/03)

	Unentitled	Entitled Unimproved**	Entitled Improved	Total
Commercial	30	106	17	153
Apartment	30	20	6	56
Industrial	—	302	63	365
Magic Mtn. Planning Area	403	44	4	451
Residential	199	254	38	491
- Number of lots***	627	1,759	72	2,458
Total Net Acres*	662	726	128	1,516

*                                         Residential number of lots not included in totals.

**                                  Number of lots includes 1,759 units for West Creek, which has been delayed due to continued legal proceedings.

***                           The number of residential lots and the net commercial/industrial acres may vary from the time they are entitled until the time they are marketed and sold due to market factors, merchant builder requirements and other conditions.

Valencia Land Under Development Costs*

(In $000)

	June 30, 2003	December 31, 2002
Residential development	$28,117	$27,706
Industrial and commercial land development	5,942	19,722

*     Represents historical cost of residential, industrial and commercial land development, including land.

Newhall Land is a premier community planner.  Its primary activities are planning the communities of Valencia and Newhall Ranch, which together form one of the nation’s most valuable landholdings.  They are located on the Company’s 36,000 acres, 30 miles north of downtown Los Angeles.

OPERATING RESULTS ATTACHED

Forward-Looking Information and Risk Factors

Except for historical matters, the matters discussed in this release are forward-looking statements that involve risks and uncertainties.  The Company has tried, wherever practical, to identify these forward-looking statements by using words like “anticipate,” “believe,” “estimate,” “project,” “expect,” “target,” “plan,” and similar expressions.  Forward-looking statements include, but are not limited to, statements about plans; opportunities; anticipated regulatory approvals; negotiations; market and economic conditions; development, construction and sales activities; and availability of financing.

You are cautioned not to place undue reliance on these forward-looking statements, which reflect current beliefs and are based on information currently available. The Company expressly undertakes no obligation to revise publicly or update these forward-looking statements to reflect future events or changes in circumstances.

These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance, or achievements to differ materially from those expressed in or implied by these statements.  In particular, among the factors that could cause actual results to differ materially are:

•                  Changes in general, regional and local economic conditions and/or changes in general and local real estate markets.

•                  Competition in the real estate industry for residential, commercial and/or industrial land.

•                  Ability of buyers to obtain financing and fluctuations in interest rates.

•                  Successful completion of buyers’ due diligence, agreement with buyers on definitive terms or failure to close transactions.

•                  Occurrences such as earthquakes, weather conditions or acts of violence or terrorism that might delay or increase the cost of land development or otherwise affect economic activity generally and within the region.

•                  Changes in environmental laws or regulations, or liability for environmental remediation on owned or formerly owned properties that could delay or prevent development or increase the costs of development of the Company’s properties.

•                  Delay in receipt of or denial of government approvals and entitlements for land, development, other political and discretionary government decisions or actions affecting the use of or access to land, or legal challenges to the issuance of approvals or entitlements.

For further information, please refer to Newhall Land’s annual report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

Available Information

The Company’s electronic filings with the Securities and Exchange Commission are available free of charge through a link on the Company’s website as soon as reasonably practicable after such material is electronically filed with the Commission.  The Company’s website address is www.newhall.com.

23.11

The Newhall Land and Farming Company	Consolidated Statements of Income
(in thousands except per unit)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues

Real estate

Residential land sales	$5,458	$27,878	$50,757	$44,775
Industrial and commercial sales	1,056	9,802	10,006	31,563
Commercial operations
Income-producing properties	9,473	9,742	19,374	19,471
Valencia Water Company	3,203	3,480	5,945	6,279
	19,190	50,902	86,082	102,088

Agriculture operations	1,258	1,308	1,910	1,931

Total revenues	$20,448	$52,210	$87,992	$104,019

Contribution to income

Real estate

Residential land sales	$5,992	$9,532	$22,072	$14,065
Industrial and commercial sales	(830)	5,049	(204)	14,736
Community development	(3,772)	(4,829)	(6,459)	(7,719)
Commercial operations
Income-producing properties	2,375	3,139	4,734	6,179
Valencia Water Company	436	734	633	1,176
	4,201	13,625	20,776	28,437

Agriculture operations	290	(7)	594	267

General and administrative expense	(2,534)	(3,529)	(7,037)	(6,349)

Operating income	1,957	10,089	14,333	22,355

Interest and other, net	(610)	(714)	(1,209)	(1,857)

Net income	$1,347	$9,375	$13,124	$20,498

Net income per unit	$0.06	$0.39	$0.56	$0.85

Net income per unit - diluted	$0.06	$0.38	$0.56	$0.83

Weighted average number of units used in computing per unit amounts:
Net income per unit	23,357	24,064	23,280	24,144
Net income per unit - diluted	23,665	24,560	23,583	24,589

Cash distributions per unit
Regular	$0.10	$0.10	$0.20	$0.20
Special				0.13

The Newhall Land and Farming Company	Consolidated Balance Sheets
(in thousands)

	June 30, 2003	December 31, 2002
	(Unaudited)
ASSETS

Cash and cash equivalents	$48,210	$25,403

Accounts and notes receivable	8,766	6,131

Land under development	34,059	47,428

Land held for future development	19,053	19,154

Income-producing properties, net	168,914	159,971

Property and equipment, net	77,761	76,449

Investment in joint venture	1,372	1,199

Other assets and deferred charges	27,169	23,890

	$385,304	$359,625

LIABILITIES AND PARTNERS’ CAPITAL

Accounts payable	$33,755	$35,948

Accrued expenses	54,305	43,119

Deferred revenues	31,670	22,696

Mortgage and other debt	65,233	60,037

Advances and contributions from developers for utility construction	38,705	38,490

Other liabilities	24,012	23,639

Total liabilities	247,680	223,929

Partners’ capital

23,304 units outstanding, excluding 13,468 units in treasury (cost-$336,860), at June 30, 2003 and
23,518 units outstanding, excluding 13,254 units in treasury (cost-$330,358), at December 31, 2002	138,902	136,974

Accumulated other comprehensive income	(1,278)	(1,278)

	137,624	135,696

	$385,304	$359,625

The Newhall Land and Farming Company	Consolidated Statements of Cash Flows
In thousands
(Unaudited)

	Six Months Ended June 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$13,124	$20,498

Adjustments to reconcile net income to net cash used in operating activities:

Depreciation and amortization	5,870	5,689
Increase in land development inventories	(18,672)	(47,104)
Cost of sales and other inventory changes	32,141	44,376
Increase in accounts and notes receivable	(2,635)	(10,530)
Increase (decrease) in accounts payable and accrued expenses	8,721	(880)
Increase in deferred revenues	8,974	17,018
Cost of property sold	1,738	124
Other, net	(2,958)	(1,482)

Net cash provided by operating activities	46,303	27,709

CASH FLOWS FROM INVESTING ACTIVITIES

Development of income-producing properties	(14,379)	(5,798)
Purchase of property and equipment	(3,430)	(4,131)
Investment in joint venture	(173)	(315)

Net cash used in investing activities	(17,982)	(10,244)

CASH FLOWS FROM FINANCING ACTIVITIES

Distributions paid	(4,695)	(7,999)
Increase in lines of credit/VTC revolver	—	(400)
Increase (decrease) in mortgage and other debt	5,196	(2,823)
Increase in advances and contributions from developers for utility construction	215	3,353
Purchase of partnership units	(8,514)	(12,703)
Issuance of partnership units	2,284	2,122

Net cash used in financing activities	(5,514)	(18,450)

Net increase (decrease) in cash and cash equivalents	22,807	(985)

Cash and cash equivalents, beginning of period	25,403	3,050

Cash and cash equivalents, end of period	$48,210	$2,065

Supplemental schedule of non-cash investing and financing activities:
Payable for unit repurchases	$(273)